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                                                                    EXHIBIT 99.1



     Media Inquiries:                Analyst/Investor Inquiries:
     Judy Feinberg                   Julie Creed
     Buzz divine, Inc.               Buzz divine, Inc.
     Direct: 312.923.2076            Direct: 312.379.6140
     judy.feinberg@buzzdivine.com    julie.creed@buzzdivine.com


          divine interVentures, inc. Completes Initial Public Offering and Concurrent Private Placements

LISLE, Illinois -- July 19, 2000 -- divine interVentures, inc., ("divine" or the "Company"; Nasdaq: DVIN), today announced the completion of its initial public offering of 14,285,000 shares of class A common stock at $9.00 per share. All shares were sold by the Company, and are quoted on the Nasdaq National Market under the symbol "DVIN".

Robertson Stephens acted as the lead manager of the offering and the co-managing underwriters of the initial public offering were Donaldson, Lufkin & Jenrette Securities Corporation; Bear Stearns & Co. Inc.; William Blair & Company, L.L.C.; and DLJdirect Inc. divine granted the underwriters the right to purchase up to an additional 2,142,750 shares of class A common stock to cover overallotments, if any.

Copies of the final prospectus relating to the initial public offering of these securities may be obtained from FleetBoston Robertson Stephens, Inc., 555 California Street, Suite 2600, San Francisco, CA 94104.

In addition, divine sold an aggregate of 7,257,455 shares of its class A common stock and 23,288,511 shares of its class C non-voting convertible common stock to 360networks, inc. (Nasdaq: TSIX); Aon Corporation (NYSE: AOC); BancBoston Capital, Inc.; CMGI, Inc. (Nasdaq: CMGI); Compaq Computer Corporation (NYSE:
CPQ); Hewlett Packard Company (NYSE: HWP); Level 3 Communications (Nasdaq:
LVLT); marchFIRST, Inc. (Nasdaq: MRCH); and Microsoft Corporation (Nasdaq: MSFT) in private placements concurrent with the completion of the initial public offering. The total purchase price of the concurrent private placements was $258,913,729 and the net cash proceeds to the Company from the concurrent private placements were approximately $218,421,629.

About divine interVentures, inc.

Chicago-based divine interVentures, inc. is an Internet holding company actively engaged in business-to-business e-commerce through a community of associated companies. divine establishes and acquires significant interests in, operates, and provides services to its associated companies. divine's services include operational support, strategic guidance, marketing, web design and development, sales, IT hosting, legal, and administration. These services provide associated companies with an operating framework so they can focus on their core competencies and accelerate the time to market of their products and services.

                                     # # #

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.